Exhibit 99.1

Viggle Inc.

Lead Director Policy

The Board of Directors (the “Board”) of Viggle Inc. (the “Company”) considers it to be useful and appropriate to designate a director, who shall be “independent” as defined pursuant to the requirements of the NASDAQ Capital Market, to serve as Lead Director to assist in optimizing the effectiveness and independence of the Board by performing such duties as described in this Policy.  The Board supports the role of Lead Director as an enhancement of, rather than a substitution for, the responsible functioning of each director in carrying out his or her fiduciary obligations to the Company and its stockholders.  In addition to the duties of all Board members as set forth in the Company’s governance documents, the specific responsibilities of the Lead Director when acting as such shall be as follows:

1) Reviews Board meeting agendas to ensure that topics deemed important by the independent directors are included in Board discussions.

2) Call meetings of the independent directors.

3) Serve as chairman of the executive sessions of the Board’s independent directors.

4) Serve as principal liaison between the independent directors and the Company’s Executive Chairman (the “Chairman”) and/or Company management on sensitive issues.

5) Perform such other duties as the Board may determine.

The Company’s Secretary shall serve as the primary contact to the Lead Director and the other independent directors with regard to advice and counsel as requested by independent directors, the engagement of outside advisers, and otherwise as requested; provided that it shall remain the case that each director shall have access to any Company employee in accordance with the Board’s Corporate Governance Guidelines.

This Policy is intended as a component of the flexible framework within which the Lead Director assists the Board with the direction of the affairs of the Company. While it should be interpreted in the context of applicable laws, regulations and listing requirements, as well as in the context of the Company’s Certificate of Incorporation, as amended, and Amended and Restated By-Laws, it is not intended to establish by its own force any legally binding obligations.

(adopted August 4, 2015)